Exhibit 99.1
NEWS RELEASE                                                                                                                                                                                                                              C2010-3
DST Systems, Inc. 333 West 11th Street Kansas City, MO 64105 NYSE Symbol: DST	Contact: Thomas A. McDonnell (816) 435-8684 Chief Executive Officer Kenneth V. Hager (816) 435-8603 Vice President and Chief Financial Officer

FOR IMMEDIATE RELEASE --- March 4, 2010                                                                                                                                                                                                                         Page 1

DST SYSTEMS, INC. DECLARES CASH DIVIDEND

KANSAS CITY, MO (March 4, 2010) ─ DST Systems, Inc. (NYSE: DST) (the “Company”) announced today that its Board of Directors has declared the Company's first cash dividend since becoming publicly listed of $0.30 per share on its common stock. The dividend will be payable April 8, 2010, to shareholders of record at the close of business on March 17, 2010. The ex-dividend date is March 15, 2010.

Several factors were considered in deciding to initiate a cash dividend for the Company’s shareholders, including present and projected debt levels, the predictability of the Company’s operating cash flows, and the Company’s long-term operating projections.

DST has historically generated annual “free cash flow” (cash flow from operations less capital expenditures) of approximately $200 million to $250 million.  Historically, the Company has utilized its free cash flow to fund acquisitions, share repurchases and the reduction of outstanding debt.  Beginning in the fourth quarter of 2008, DST shifted the primary use of free cash flow from repurchasing stock to aggressively paying down debt.  Since that time, the Company has reduced debt by approximately $300 million.  In addition, the Company has exchanged $257 million of Series A convertible bonds for Series C convertible bonds, the principal effect of which was to shift the first put date from August 2010 to August 2014.

In 2010, the Company has reacquired $25 million of Series A debentures and currently has $127 million of Series A convertible debentures outstanding.  The Company has also repurchased 1.1 million shares of common stock and has approximately 48 million shares outstanding.  The repurchase was funded primarily from the sale of 4.8 million shares of Computershare Limited, which generated approximately $40 million of after-tax proceeds.

Subject to future debt, liquidity and capital needs, DST anticipates using a portion of future free cash flow to continue to reduce debt and pay semi-annual dividends.  The Company will continue to monitor the amount of free cash flow available to reduce debt and pay dividends, but does not currently plan to reduce its aggregate indebtedness to an amount less than $800 million, based upon current business needs.

"We believe the time is right to pay a dividend to our shareholders," said Thomas A. McDonnell, the Company's CEO. "Today's action reflects our ability to generate cash and use it to improve shareholder returns."

NEWS RELEASE                                                                                                                                                                                                                            C2010-3
DST Systems, Inc. 333 West 11th Street Kansas City, MO 64105 NYSE Symbol: DST	Contact: Thomas A. McDonnell (816) 435-8684 Chief Executive Officer Kenneth V. Hager (816) 435-8603 Vice President and Chief Financial Officer

FOR IMMEDIATE RELEASE --- March 4, 2010                                                                                                                                                                                                                         Page 2

The Company's Board is committed to enhancing shareholder value based on its consideration of various factors, including the Company's operating results, financial condition and anticipated liquidity and capital requirements, as well as contractual restrictions on the payment of dividends.  There can be no assurance as to whether the Company will pay dividends in the future or the duration of any future dividend practice.

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The information and comments in this press release may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST's views as of today, and actual actions or results could differ. There could be a number of factors, risks, uncertainties or contingencies that could affect future actions or results, including but not limited to those set forth in DST's periodic reports (Form 10-K or 10-Q) filed from time to time with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this press release to reflect future events.